Exhibit 99.1

StoneMor Partners L.P. Units Begin Trading on Nasdaq

BRISTOL, September 15 — StoneMor Partners L.P. (NASDAQ: STON) announced today that it has priced its initial public offering of 3,675,000 common units at a price of $20.50 per unit.

StoneMor anticipates that the common units will begin trading today on the Nasdaq National Market under the symbol STON. The initial public offering is being led by Lehman Brothers and co-managed by Merrill Lynch & Co., UBS Investment Bank, and Raymond James.

The initial public offering of 3,675,000 common units represents a 42.5% interest in StoneMor. StoneMor has granted the underwriters a 30-day option to purchase up to an additional 551,250 common units to cover over-allotments, if any.

StoneMor was formed by Cornerstone Family Services, Inc., which will retain 57.5% of the partnership interests, including ownership of the general partner.

StoneMor Partners L.P. is a Delaware limited partnership headquartered in Bristol, Pennsylvania. StoneMor is a master limited partnership that engages principally in the business of owning and operating cemeteries in the eastern United States. As of June 30, 2004, StoneMor operated 132 cemeteries in 12 states.

This news release is not an offer to sell, nor the solicitation of any offer to buy, any securities. Any offer will be made by means of the prospectus. A copy of the prospectus relating to these securities may be obtained, when available, from Lehman Brothers, Inc. c/o ADP Financial Services Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11714, telephone number (631) 254-7106.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include the reduction of principal and earnings held in trusts as a result of adverse financial conditions, the failure to identify or complete cemetery acquisitions, the increasing trend toward cremation, changes in the legislative or regulatory environment and other factors detailed in StoneMor’s Securities and Exchange Commission filings.